COMBINED FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Bakersfield, CA and Fresno, CA

December 31, 2012, 2011 and 2010

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Nexstar Broadcasting, Inc.

We have audited the accompanying combined financial statements of High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Bakersfield, CA and Fresno, CA (See Note A to the combined financial statements), which comprise the combined balance sheets as of December 31, 2012, 2011 and 2010 and the related combined statements of income, changes in owners’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Bakersfield, CA and Fresno, CA as of December 31, 2012, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Wichita, Kansas
April 26, 2013

COMBINED FINANCIAL STATEMENTS

The Combined Group

COMBINED BALANCE SHEETS
(In thousands)

December 31,

	2012	2011	2010

Current Assets
Accounts receivable, less allowance of $101, $116,
and $89, respectively	$3,599	$3,614	$3,929
Program rights	624	541	609
Prepaid expenses and other current assets	76	97	82
Total current assets	4,299	4,252	4,620
Property and Equipment
Land, buildings and improvements	7,284	7,276	7,272
Towers, transmitters and studio equipment	7,042	6,934	6,316
Furniture and other equipment	570	527	522
Construction in progress	100	-	754
	14,996	14,737	14,864
Less accumulated depreciation	4,471	3,462	2,546
	10,525	11,275	12,318
Intangible Assets
Definite-lived intangibles, net of accumulated
amortization of $595, $472, and $349, respectively	486	609	732
Indefinite-lived intangibles - licenses	7,697	7,697	7,697
Goodwill	11,411	11,411	11,411
Total assets	$34,418	$35,244	$36,778

Current Liabilities
Accounts payable	$493	$566	$543
Accrued expenses	653	682	677
Program rights payable	624	744	838
Other current liabilities	12	12	6
Total current liabilities	1,782	2,004	2,064

Commitments and Contingencies

Owners' Equity	32,636	33,240	34,714
Total liabilities and owners' equity	$34,418	$35,244	$36,778

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF INCOME
(In thousands)

Year ended December 31,

	2012	2011	2010

Net revenue	$22,560	$19,200	$21,333
Operating expenses
Direct operating expenses	8,997	9,194	9,025
Selling, general & administrative expenses	7,086	6,651	6,908
Corporate expense allocation	847	342	654
Depreciation & amortization	1,157	1,160	1,184
Impairment of other intangibles	-	-	575
(Gain) loss on disposal of property and equipment	(14)	78	25

Total operating expenses	18,073	17,425	18,371

Net income	$4,487	$1,775	$2,962

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY
(In thousands)

Years ended December 31, 2012, 2011 and 2010

Owners' equity

Balance at January 1, 2010	$34,952

Net income	2,962
Net distribution to owners	(3,200)

Balance at December 31, 2010	34,714

Net income	1,775
Net distribution to owners	(3,249)

Balance at December 31, 2011	33,240

Net income	4,487
Net distribution to owners	(5,091)

Balance at December 31, 2012	$32,636

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

Year ended December 31,

	2012	2011	2010
Cash flows from operating activities
Net income	$4,487	$1,775	$2,962
Reconciling items
Depreciation and intangible amortization	1,157	1,160	1,184
Amortization of program rights	853	880	878
Provision for doubtful accounts	47	98	173
Impairment of other intangibles	-	-	575
(Gain) loss on disposal of property and equipment	(14)	78	25
Payments for program rights	(1,056)	(906)	(880)
Changes in operating assets and liabilities
Accounts receivable	(32)	217	(508)
Prepaid expenses and other assets	21	(15)	(9)
Accounts payable, accrued expenses and other liabilities	(69)	1	153
Net cash provided by operating activities	5,394	3,288	4,553

Cash flows from investing activities
Purchases of property and equipment	(322)	(39)	(1,353)
Proceeds from sale of property and equipment	19	-	-
Net cash used in investing activities	(303)	(39)	(1,353)

Cash flows from financing activities
Net distributions to owners	(5,091)	(3,249)	(3,200)

Net change in cash and cash equivalents	-	-	-
Cash and cash equivalents at beginning of year	-	-	-
Cash and cash equivalents at end of year	$-	$-	$-

Supplemental cash flow information:
Noncash investing and financing activities
Property and equipment purchases included in
accounts payable	$-	$33	$-

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

1. Basis of presentation and nature of business

Newport Television LLC (a wholly owned subsidiary of Newport Television Holdings LLC, which is a wholly owned subsidiary of Newport TV Holdco LLC, hereafter referred to as “Newport”) owns and operates television stations across the United States of America.  Newport is a party to a shared services agreement and a joint sales agreement providing certain sales, operational, and administrative services to High Plains Broadcasting, Inc. and its subsidiaries (“High Plains”).  High Plains is a variable interest entity which is consolidated into the Newport financial statements.

On November 1, 2012, Nexstar Broadcasting, Inc. (“Nexstar”) entered into an asset purchase agreement to purchase substantially all of the assets (excluding working capital) of 5 television stations owned by Newport and High Plains for $35.4 million (the “Transaction”).  The 5 television stations are located in Bakersfield, California and Fresno, California (“The Combined Group”). The transaction closed on February 15, 2013, effective February 1, 2013.

These combined financial statements represent the 5 stations included in the Transaction.  These stations are affiliated with three major networks, including one CBS station, one NBC station, and one CW station.  These stations reach approximately 800,000 homes weekly and cover 0.7% of the television households in the United States.  These stations operate in demographic market areas as defined by AC Nielsen ranging in rank from 55th to 126th.

A significant source of programming for CBS, NBC, and CW affiliated television stations are their respective networks, which produce and distribute programming in exchange for commitments to air the programming at specified times and for commercial announcement time during the programming.  Another source of programming is provided to each station by selecting and purchasing syndicated television programs.  The stations compete with other television stations within each market for these programming rights.  The majority of the stations produce local news programming.

The accompanying financial statements and related notes present the combined financial position, results of operations and cash flows of The Combined Group and reflect allocations of the cost of certain services provided by Newport for treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services.  Management believes the allocation methodologies are reasonable.  All credit facilities are recorded by Newport and High Plains at the corporate level and as such, interest and financing activity costs have not been allocated to The Combined Group.  Substantially all of the assets of The Combined Group serve as collateral to secure the aforementioned credit facilities.

2. Principles of combination

The combined financial statements have been derived from the financial statements and accounting records of Newport and High Plains and combine the accounts of the operations previously described.  All material intercompany accounts and transactions have been eliminated.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE A - SIGNIFICANT ACCOUNTING POLICIES - Continued

3. Allowance for doubtful accounts

The Combined Group evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debts based on historical experience of bad debts as a percent of revenues, adjusted for relative improvements or deteriorations in the aging and changes in current economic conditions.

4. Property and equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements	10 - 39 years
Towers, transmitters and studio equipment	7 - 20 years
Furniture and other equipment	3 - 20 years
Leasehold improvements	Shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated over the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.  The Combined Group tests for possible impairment of property and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used, indicate that the carrying amount of the asset may not be recoverable.  If indicators exist, The Combined Group compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset.  If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of income for amounts necessary to reduce the carrying value of the asset to fair value.  The impairment loss calculations require management to apply judgment in estimating future cash flows.

5. Intangible Assets

The Combined Group classifies intangible assets as definite-lived, indefinite-lived or as goodwill.  Definite-lived intangibles are amortized over the estimated lives of the relationships.  The Combined Group periodically reviews the appropriateness of the amortization periods related to its definite-lived assets.  Indefinite-lived intangibles include broadcast FCC licenses.  The excess cost over fair value of net assets acquired is classified as goodwill.  FCC licenses and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Combined Group tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE A - SIGNIFICANT ACCOUNTING POLICIES - Continued

If indicators exist, The Combined Group compares the estimated future undiscounted cash flows related to the asset to the carrying value of the asset.  If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in an amount necessary to reduce the carrying value of the asset to fair value.

In 2011 and 2010, The Combined Group performed its annual impairment test for its FCC licenses using a direct valuation technique, which is an acceptable industry approach.  Certain assumptions were used under The Combined Group’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values.  In 2012, due to the Transaction, the Company did not use the same direct valuation technique used in the past, but rather used the actual sales price of these assets as the representation of fair value.

In 2011 and 2010, the impairment test for goodwill utilized a two-step fair value approach.  The first step of the goodwill impairment test was used to identify potential impairment by comparing the fair value of the reporting unit to its carrying amount.  The Combined Group had determined that each market constituted a reporting unit.  The fair value of a reporting unit was determined using a combination of a comparable transaction analysis and a discounted cash flows analysis that excludes network compensation payments.  If the fair value of the reporting unit exceeded its carrying amount, goodwill was not considered impaired.  If the carrying amount of the reporting unit exceeded its fair value, the second step of the goodwill impairment test was performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compared the implied fair value of the reporting units' goodwill with the carrying amount of that goodwill.  The implied fair value of goodwill was determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in the first step) as the purchase price.  If the carrying amount of goodwill exceeded the implied fair value, an impairment loss was recognized in an amount equal to that excess.  The Combined Group utilized an independent third party valuation firm to assist in the development of these assumptions and determination of the fair value of its intangible assets.

In 2012, The Combined Group performed a qualitative assessment to determine if it was more likely than not that the goodwill value was impaired using the actual sales price of the assets.  The qualitative assessment requires an assessment to determine if it is more likely than not that the fair value of the business was less than the carrying value.  If adverse qualitative factors are identified then the two-step fair value approach described above is performed.

6. Program rights

Program rights represent the right to air various forms of programming.  Program rights and the corresponding contractual obligations are recorded when the license period begins and the programs are available for use.  Program rights are carried at the lower of unamortized cost or estimated net realizable value on a program-by-program basis.  Program rights and the corresponding contractual obligations are classified as current or long-term based on estimated usage and payment terms, respectively.  Costs of programming are generally amortized on a straight-line basis over the term of the license period.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE A - SIGNIFICANT ACCOUNTING POLICIES - Continued

7. Assets and Liabilities Measured at Fair Value

Fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, US Generally Accepted Accounting Principles establish a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that The Combined Group has the ability to access.  Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.  Level 3 inputs are unobservable inputs for the asset or liability that are typically based on an entity’s own assumptions, as there is little, if any, related market activity.  In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Combined Group’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Combined Group performs an annual impairment test, on October 1, on intangible assets and, if necessary, writes certain intangible assets down to fair value if changes in economic conditions indicate the assets are impaired.  These impairments are based primarily on unobservable (Level 3) inputs.

8. Income taxes

The Combined Group files its income tax returns as part of the respective owners’ returns.

As a limited liability company, Newport is taxed as a partnership under the Internal Revenue Code and applicable state statutes.  Income or loss flows through to the members to be taxed on their applicable tax returns; accordingly, the financial statements do not include any provision for federal or state pass-through income taxes.

High Plains, a corporation, accounts for deferred income tax assets and liabilities based on the temporary differences between the financial accounting and tax basis of assets and liabilities.  Deferred tax assets and liabilities are determined at the end of each period using the current enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  The financial statements reflect the income tax expense associated with High Plains, as if a stand-alone tax return was filed.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE A - SIGNIFICANT ACCOUNTING POLICIES - Continued

9. Revenue recognition

The Combined Group’s revenue is primarily derived from the sale of advertising.  Advertising revenue is recognized over the period in which the commercials are aired.  Advertising revenue is reported net of agency and national sales representative commissions, which are calculated based on a stated percentage applied to gross billing revenue.  Payments received in advance of being earned are recorded as deferred income.

Retransmission consent revenue is recognized based on the number of subscribers over the life of the agreement.

10. Barter and trade transactions

Barter and trade transactions represent the exchange of airtime for merchandise or services.  These transactions are generally recorded at the fair market value of the airtime, or the fair market value of the merchandise or services received.  Revenue is recognized on barter and trade transactions when the advertisements are broadcast.  Expenses are recorded ratably over the period the merchandise or service received is utilized.

Barter and trade revenue and expenses included in operations for the years ended December 31, were as follows:

(in thousands)	Revenues	Expenses

2012	$929	$877
2011	998	986
2010	969	987

11. Advertising expense

The Combined Group records advertising expense as it is incurred.  Advertising expense for the years ended December 31, 2012, 2011, and 2010 was $32,000, $19,000, and $20,000, respectively.

12. Use of estimates

The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Combined Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

13. Subsequent Events

The Combined Group evaluated and disclosed subsequent events, if any, through April 26, 2013, which represents the date as of which the financial statements were available to be issued.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE B - INTANGIBLE ASSETS AND GOODWILL

1. Definite-lived intangibles

The Combined Group classifies intangible assets as definite-lived, indefinite-lived or as goodwill.  Definite-lived intangibles include network affiliation agreements which represent the value assigned to an acquired television station’s relationship with a national television network.  These intangible assets are amortized over the estimated lives of the relationships.  The Combined Group periodically reviews the appropriateness of the amortization periods related to its definite-lived assets.

The following tables reflect the gross carrying amount and accumulated amortization of definite-lived intangibles:

(In thousands)		December 31, 2012

	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Definite-lived intangible assets:
Network affiliation	8 years	$600	$(363)	$237
Favorable leasehold interests	10 years	481	(232)	249
Total		$1,081	$(595)	$486

		December 31, 2011

	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Definite-lived intangible assets:
Network affiliation	8 years	$600	$(288)	$312
Favorable leasehold interests	10 years	481	(184)	297
Total		$1,081	$(472)	$609

		December 31, 2010

	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Net Book Value
Definite-lived intangible assets:
Network affiliation	8 years	$600	$(213)		$387
Favorable leasehold interests	10 years	481	(136)		345
Total		$1,081	$(349)		$732

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE B - INTANGIBLE ASSETS AND GOODWILL - Continued

Amortization expense for the next five years is as follows:

For the years ending December 31,
(In thousands)
2013	$123
2014	123
2015	123
2016	61
2017	48

2. Indefinite-lived Intangibles

The Combined Group’s indefinite-lived intangible assets consist of FCC broadcast licenses.  FCC broadcast licenses are granted to television stations for up to eight years under the Telecommunications Act of 1996.  The Act requires the FCC to renew a broadcast license if it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse.  The licenses may be renewed indefinitely at little or no cost.

The Combined Group does not amortize its FCC broadcast licenses, but rather tests them for impairment at least annually using a direct valuation technique.  During 2012 and 2011, The Combined Group performed this analysis as of October 1 and did not recognize any FCC license impairment. During 2010, The Combined Group performed this analysis as of October 1 and recognized FCC license impairment of $575,000 in the combined statements of income.

3. Goodwill

During 2012, The Combined Group performed a qualitative assessment as of October 1, 2012. As a result, The Combined Group did not recognize any goodwill impairment. The Combined Group used the actual sales price stated in the asset purchase agreement of the Transaction to determine the fair value of the reporting units at October 1, 2012 and determined that no factors existed which would indicate additional testing was necessary.

During 2011, The Combined Group tested goodwill impairment as of October 1, 2011. As a result, The Combined Group did not recognize any goodwill impairment. The key assumptions used to determine the fair value of the reporting units at October 1, 2011 include the following:  (a) discount rate of 10.0%; (b) long term market growth rates of 1.5% to 4.0%; (c) annual expense growth rates of 1.0% to 4.5%; (d) effective combined federal and state tax rates of 34.0% to 40.6%.

During 2010, The Combined Group tested goodwill impairment as of October 1, 2010. As a result, The Combined Group did not recognize any goodwill impairment. The key assumptions used to determine the fair value of the reporting units at October 1, 2010 include the following:  (a) discount rate of 10.5%; (b) long term market growth rates of 1.5% to 4.0%; (c) annual expense growth rates of 2.0% to 3.5%; (d) effective combined federal and state tax rate of 34.0% to.40.6%.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE C - COMMITMENTS AND CONTINGENCIES

The Combined Group has long-term operating leases for office space, certain broadcasting facilities and equipment.  The leases expire at various dates, generally during the next ten years, and have varying options to renew and cancel.  Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by The Combined Group.  In addition, The Combined Group has commitments relating to programming rights.

As of December 31, 2012, The Combined Group's future minimum rental commitments under non-cancelable operating lease agreements and future programming rights not yet reflected in the balance sheet, both with terms in excess of one year, consist of the following:

(In thousands)	Payments Due for Year Ended December 31,
	2013	2014	2015	2016	2017	Thereafter	Total

Program rights payments	$885	567	52	52	52	191	1,799
Operating leases	51	36	35	32	31	21	206
Total contractual obligations	$936	603	87	84	83	212	2,005

Rental expense for operating leases for each of the years ended December 31, 2012, 2011, and 2010 was approximately $131,000, $155,000, and $131,000, respectively.

There are no pending legal proceedings that The Combined Group anticipates will have a material adverse effect on its financial statements.

NOTE D - RELATED PARTY AND OTHER TRANSACTIONS

Newport provides certain day-to-day management services to The Combined Group.  In addition to the day-to-day management of the stations, these services include treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services.  As part of the treasury services, day-to-day net cash is swept to Newport’s bank accounts.  The net cash flow generated by The Combined Group is reflected as net distributions to owners in the accompanying financial statements.  The costs of these services are prorated to all stations based on the station’s broadcast cash flow and are reflected as corporate expense allocation in the accompanying financial statements.  Management believes the allocation methodology is reasonable.  Total corporate costs allocated to The Combined Group for the years ended December 31, 2012, 2011, and 2010, were $847,000, $342,000, and $654,000, respectively.  For the years ended December 31, 2012, 2011, and 2010, the corporate costs allocated to The Combined Group includes $174,000, $57,000, and $117,000, respectively, of noncash compensation expense for restricted units issued to certain members of the corporate management team.

Inergize Digital (a division of Newport until December 1, 2012, on which date it was sold to Nexstar) provides website hosting, website development, website content management, website related advertising support and certain sales support services to The Combined Group. The Combined Group is charged for these services based upon the costs of providing these services. Total costs charged to The Combined

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE D - RELATED PARTY AND OTHER TRANSACTIONS - Continued

Group by Inergize Digital, while a division of Newport, were approximately $549,000, $520,000, and $408,000 for the period from January 1, 2012 to November 30, 2012 and the years ended December 31, 2011 and 2010, respectively. Total costs charged to The Combined Group by Inergize Digital, while a division of Nexstar, were approximately $48,000 for the period from December 1, 2012 to December 31, 2012. Total costs charged by Inergize Digital are included in the selling, general, and administrative expenses in the accompanying consolidated financial statements.

Newport has a management agreement with its equity partner which owns the majority of the equity interests of Newport.  Under this management agreement, Newport is to pay its equity partner an annual management fee based on EBITDA, as defined in the agreement.  This expense of $2.4 million, $2.1 million, and $1.9 million for the years ended December 31, 2012, 2011, and 2010, respectively, has not been allocated to the financial statements of The Combined Group.

The Combined Group’s employees are eligible to participate in the Newport 401(k) Plan, a defined contribution plan (the “Plan”).  Newport suspended any company match in 2009 and The Combined Group did not recognize any expense related to the Plan during 2012, 2011, and 2010.

Newport is currently self-insured up to certain stop-loss thresholds for health and welfare benefit plans and obtains insurance from various third parties for general liability, property, and casualty insurance.  Newport charges The Combined Group premiums based on one or more of the following:  number of employees, historical claims, estimates of future claims, administrative costs, and applicable third party insurance premiums.  The insurance premiums charged to The Combined Group for the years ended December 2012, 2011, and 2010 were $805,000, $674,000, and $781,000, respectively.

NOTE E - INCOME TAXES

The Combined Group is obligated to pay taxes on High Plain’s stations as if a stand-alone tax return was filed plus any income taxes in the state of California.  There was no income tax expense for the years ended December 31, 2012, 2011 and 2010.  Deferred tax assets associated with High Plains are recorded at the Newport and High Plains level.

The Combined Group evaluates its uncertain tax positions annually.  Accordingly, a liability is recognized when it is more likely than not that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated.  The amount recognized is subject to estimates and management judgment with respect to the likely outcome of each uncertain tax position.  The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

The Combined Group is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Newport and High Plains are subject to U.S. federal, state and local tax examinations by tax authorities for its 2010 - 2012 returns.

The Combined Group is not currently under examination. The Combined Group does not expect any material changes to its unrecognized tax benefits within the next 12 months.  The Combined Group recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense for all periods presented.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012, 2011 and 2010

NOTE F - FAIR VALUE MEASUREMENTS

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 31, 2012, 2011, and 2010.

The following table summarizes the valuation of assets, upon which impairment was recorded, at fair value on a nonrecurring basis in the combined balance sheets at December 31, 2010:

(In thousands)	Items measured at fair value on a non-recurring basis

	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Balance as of December 31, 2010

Assets	Level 1	Level 2	Level 3
Broadcast license rights	$ -	$ -	$ 4,015	$ 4,015

The following table summarizes the changes in the carrying amount of broadcast license rights for the year ended December 31, 2010:

(In thousands)

Balance, January 1, 2010	$4,590
Impairment expense	575

Balance, December 31, 2010	$4,015

Note:  Goodwill and broadcast license rights were measured on October 1, 2010 (the measurement date for impairment testing) and may not necessarily reflect fair value as of December 31, 2010.